Exhibit 10.2

March 25, 2008

Mr. Seth Krauss

Dear Seth:

As we have discussed, effective as of the date hereof, the parties have agreed to extend the term of your (“you” or “Employee”) employment with Take-Two Interactive Software, Inc. (the “Company”), and to amend the terms thereof as set forth below in this first amendment (“Amendment”) to your Employment Agreement with the Company dated February 28, 2007 (the “Agreement”).  All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.  Unless explicitly modified herein, the terms and conditions of the Agreement remain in full force and effect.

Employment Term:	The Initial Term of Employee’s employment is extended until October 31, 2010.

Annual Salary:	Effective as of March 12, 2008, the Employee’s Salary is hereby increased to $500,000.

Annual Bonus:	The following sentence is hereby added to the end of Section 3(b) of the Agreement:

“Any Bonus earned shall be payable in full in a lump sum cash payment on the first Company regular payroll date in the calendar year following the calendar year for which it is earned.”

Car Allowance:	Section 3(e) of the Agreement is hereby deleted.

Travel Expenses:	Section 5 of the Agreement is hereby amended and restated in its entirety as follows:

“5.   Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Employer by the Employee during the term of this Agreement shall be paid by the Employer. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse him therefor on presentation of appropriate receipts for any such expenses in accordance with the Company’s business expense reimbursement policy. All travel and lodging arrangements shall be made in accordance with Employer’s regular policies. To the extent any reimbursement that the Employee is entitled to under this Agreement is includable in the Employee’s gross income for Federal income tax purposes, such reimbursement shall be made no later than March 15 of the calendar year next following the calendar year in which the expense to be reimbursed is incurred.”

Termination:

The phrase “the Employer shall have no further obligation or duties to the Employee” in Sections 6(a) and 6(b) of the Agreement and the phrase “the Employer shall have no further obligation or duties to Employee” in Section 6(c) of the Agreement, are all hereby amended to read as follows:

“the Employer shall have no further obligation or duties hereunder to the Employee”

Severance:	Section 6(c) of the Agreement is hereby amended and restated in its entirety as follows:

“In the event that Employee’s employment with the Company is terminated by action taken by the Company without Cause (other than in accordance with Section 6(b) above) or by the delivery by the Company of a notice that the Agreement will not be renewed upon the expiration of the Initial Term or any Renewal Term in accordance with the provisions of Section 1 (a “Company Non-Renewal”), then the Company shall have no further obligation or duties to Employee, except for the payment of the amounts described in this Section 6(c) and as provided in Section 8(g), and Employee shall have no further obligations or duties to the Company, except as provided in Section 7. In the event of such termination without Cause, subject to Section 9(b) of this Agreement, the Company shall pay to Employee in a lump sum payment within 30 days following the date of such termination an amount equal to the sum of: (i) one-and-one-half times Employee’s Salary at the rate then in effect; (ii) one-and-one-half times Employee’s target Bonus for the fiscal year in which such termination occurs; (iii) (x) if such termination occurs during the first two quarters of the Company’s fiscal year, a pro-rata portion of the target Bonus for such fiscal year in which such termination occurs based upon the number of days worked by the Employee during such fiscal year or (y) if such termination occurs during the third or fourth quarters of the Company’s fiscal year, the Employee’s target Bonus for such fiscal year; and (iv) all unpaid bonuses with respect to the last full fiscal year of Employee’s employment with the Company, if any, that would have been paid but for such termination without Cause; provided, that if such termination occurs prior to January 1, 2009, then the amount equal to the payments Employee would have been entitled to receive under this Section 6(c) prior to the first amendment to this Agreement dated March 25, 2008, including if such termination occurs upon or following a Change in Control (such amount, the “Pre-Amendment Severance Amount”), shall be payable as follows: (A) any portion of the Pre-Amendment Severance Amount that would have been payable during calendar year 2008 shall be payable in 2008 in equal installments semi-monthly, or at such other times as the Employee and the Employer may have mutually agreed to pay the Employee’s Salary prior to the date of termination (but off employee payroll), and (B) the remaining portion of the Pre-Amendment Severance Amount shall be payable to Employee in a lump sum payment on the later of January 1, 2009 or the 30th day following the date of such termination. For the avoidance of doubt, in the event of such termination occurring prior to January 1, 2009, all amounts set forth in the foregoing sentence other than the Pre-Amendment Severance Amount shall be payable within 30 days following the date of such termination. In the event of a Company Non-Renewal, subject to Section 9(b) of this Agreement, the Company shall pay to the Employee an amount equal to sum of (i) Employee’s Salary at the rate then in effect, (ii) Employee’s target Bonus for the fiscal year in which such termination occurs and (iii) all unpaid bonuses with respect to the fiscal year in which Employee’s employment terminated, if any, that would have been paid but for Company Non-Renewal, which amount shall be paid in a lump sum payment paid in the Calendar year in which the Term will expire, either upon the expiration of the Term or such earlier date in the calendar year in which the Term will expire as may be mutually agreed by the Company and the Employee. In the event of any such termination by the Company without Cause or upon a Company Non-Renewal, all outstanding options to purchase common stock and shares of restricted stock granted to the Employee by the Company which have not vested as of the date of such termination shall vest and, as applicable, become immediately exercisable.”

Termination
Without Cause:	Section 6(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d)  For purposes of this Agreement, Employee shall be deemed to have been terminated by the Employer without Cause if (i) the Employer terminates his employment for any reason other than in accordance with Sections 6(a) or 6(b) above or (ii) the Employee resigns after the occurrence of any of the following events without the Employee’s consent: (A) a material breach of this Agreement by the Employer; (B) a material diminution in Employee’s title, status, position or responsibilities; (C) a failure by the Company to timely pay any compensation due to the Employee hereunder; (D) a material reduction by the Company in the Salary or any reduction in the target percentage of Salary payable as a Bonus as set forth in Section 3(b) hereof; (E) the assignment to the Employee of duties which are materially inconsistent with the duties set forth in Section 2 hereof; (F) any relocation of Employee’s principal place of employment beyond 10 miles from its then current location; (G) the failure of any successor to the Company to assume the obligations of the Company under this Agreement either in writing or by operation of law; provided, however, that, any such resignation by the Employee will not be deemed to have been a termination by the Employer without Cause unless within ninety (90) days of any such event having occurred, the Employee shall have provided the Company with written notice that such event has occurred, afforded the Company thirty (30) days to cure same, and the Company has failed to cure such event within such thirty (30) day period. For the avoidance of doubt, a diminution of the Employee’s duties shall be deemed to have occurred if a transaction results in a change in the nature or scope of the Company’s business or status that causes a diminution of duties.”

Accrued Amounts:	A new Section 6(g) is hereby added to the Agreement to provide as follows:

“(g) Notwithstanding anything herein to the contrary, upon any termination of Employee’s employment, the Employee shall receive from the Company: (i) any earned but unpaid Salary through the date of termination, paid in accordance with Section 3(a) of this Agreement; (ii) reimbursement for any unreimbursed expenses properly incurred under, and paid in accordance with, Section 5 of this Agreement through the date of termination; (iii) payment for any accrued but unused vacation time in accordance with Company policy; and (iv) such vested accrued benefits, and other payments, if any, as to which the Employee may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the date of termination.”

Equity:

Employee shall be eligible to participate in the Company’s equity compensation program at a level commensurate with other executive officers of the Company. Within Employee’s participation level, actual grant values will be determined by the Company’s Chief Executive Officer, in consultation with and approval by the Compensation Committee of the Board of Directors of the Company, and shall take into consideration job performance and achievement of certain to-be-defined goals and objectives. Any and all grants of restricted stock made to Employee will vest in accordance with the Company’s equity compensation program for executive officers (50% time vest over three years and 50% performance vest over three years).

Non-Renewal Notice:	The sixty (60) day notice period referred to in Section 1 of the Agreement is hereby extended to ninety (90) days.

Death and Disability
Benefits:	The last sentence of Section 6(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Upon any termination of the Employee’s employment under this Section 6(b), subject to the Section 9(b) of this Agreement, the Company shall pay to the Employee a pro-rata portion of Employee’s target Bonus for the fiscal year in which such termination occurs based on the number of days worked by the Employee in the Company’s fiscal year in which his employment was so terminated, and all outstanding options to purchase common stock and shares of restricted stock granted to Employee by the Company but not yet vested shall immediately vest, and the Company shall have no further obligations or duties to Employee, except as provided in Section 8(g) of the Agreement.”

280G:

To the extent that any amounts payable to (or for the benefit of) Employee pursuant to the Agreement or this Amendment, as well as any other “parachute payments,” as such term is defined under Section 280G of the U.S. Internal Revenue Code (the “Code”), payable to (or for the benefit of) Employee with respect to the Company, exceed the limitation of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code, the provisions of Exhibit A attached hereto shall apply and are incorporated herein.

409A:	A new Section 9 is hereby added to the Agreement to provide as follows:

“9. Section 409A.

(a)  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement that provides for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Employee is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 9(b), to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service or (ii) the date of the Employee’s death. On the first day of the seventh month following the date of Employee’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and therein.

(c) With regard to any installment payments provided for herein, each installment thereof shall be deemed a separate payment for purposes of Section 409A.”

Legal Fees:

The Company shall promptly pay upon presentation of appropriate documentation the reasonable legal fees incurred by the Employee in connection with the negotiation and documentation of this Amendment. In addition, in the event of a claim or other dispute under this Amendment or under the Agreement, the Company shall promptly pay or reimburse the Employee for all reasonable legal fees and expenses incurred by the Employee as incurred and submitted for payment or reimbursement; provided that, if the Employee is not the prevailing party with respect to the case which is or has become unappealable, then the Employee shall thereafter pay his own costs and expenses in respect thereof and promptly (and in no event more than 14 days after demand therefor by the Company) return to the Company any amounts previously paid by the Company under this sentence with respect to such claim or other dispute.

Any terms and conditions of employment set out in the Agreement and not explicitly modified herein shall remain in full force and effect for the duration of the Term.  The Agreement and this Amendment comprise the parties’ entire agreement and supersede any and all other agreements, either oral or in writing, between you and the Company with respect to your employment with the Company, and contain all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  Any modification or termination of these agreements will be effective only if in writing and signed by the party to be charged.  Please indicate your acceptance of this Amendment by signing below and returning an executed copy of this letter to me.

Please contact me with any questions or concerns.

Sincerely,

/s/ Karl Slatoff

Karl Slatoff

Executive Vice President

Take-Two Interactive Software, Inc.

/s/ Seth Krauss	Date:	March 25, 2008
SETH KRAUSS

EXHIBIT A

PARACHUTE TAX INDEMNITY PROVISIONS

This Exhibit A sets forth the terms and provisions applicable to Employee pursuant to the provisions of the 280G Section of the Amendment.  This Exhibit A shall be subject in all respects to the terms and conditions of the Agreement and the Amendment.  Capitalized terms used without definition in this Exhibit A shall have the meanings set forth in the Agreement or the Amendment.

(i)            In the event that Employee shall become entitled to payments and/or benefits provided by the Agreement or the Amendment or any other amounts to (or for the benefit of) Employee that constitute “parachute payments,” as such term is defined under Section 280G of the Code, as a result of a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (collectively, the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and similar tax, if any, that may hereafter be imposed by any taxing authority), the Company shall pay to Employee at the time specified in clause (v) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee from the Company Payments together with the Gross-Up Payment, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause (i), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

(ii)           Notwithstanding the foregoing provisions of this Exhibit A to the contrary, if it shall be determined that Employee is entitled to a Gross-Up Payment, but the Company Payments do not exceed 115% of the greatest amount (the “Reduced Amount”) that could be paid to Employee such that the receipt of the Company Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Employee and the Company Payments, in the aggregate, shall be reduced to the Reduced Amount.  In the event that the Internal Revenue Service or court ultimately makes a determination that the “excess parachute payments” plus the “base amount” is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Amount, as applicable, to reflect the final determination and the resulting impact on whether this clause (ii) applies.

(iii)          For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or a certified public accountant appointed following a change in ownership that is mutually acceptable to the Company and the Employee, or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part):  (1) do not constitute “parachute payments,” (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (B)

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the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.  In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), Employee may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder).  All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Employee at such time as it is requested by the Company or Employee.  The determination of the Accountants, subject to the adjustments provided below, shall be final and binding upon the Company and Employee.

(iv)          For purposes of determining the amount of the Gross-Up Payment, Employee’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects Employee to the Excise Tax occurs shall be used.  In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Employee, and interest payable to the Company shall not exceed the interest received or credited to Employee by such tax authority for the period it held such portion.  Employee and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Employee’s claim for refund or credit is denied.  In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service (or other taxing authority) to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

(v)           The Gross-Up Payment or portion thereof provided for in clause (iv) above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects Employee to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Employee on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause (iv) above, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Employee to the Excise Tax.  Subject to clauses (iv) and (ix) of this Exhibit A, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Employee, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

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(vi)          In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Employee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect Employee, but Employee shall control any other issues.  In the event that the issues are interrelated, Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Employee shall make the final determination with regard to the issues.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Employee shall permit the representative of the Company to accompany Employee, and Employee and Employee’s representative shall cooperate with the Company and its representative.

(vii)         The Company shall be responsible for all charges of the Accountants.

(viii)        The Company and Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

(ix)           Nothing in this Exhibit A is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Employee and the repayment obligation null and void.

(x)            Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit A shall be paid to Employee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by Employee.

(xi)           The provisions of this Exhibit A shall survive the termination of Employee’s employment with the Company for any reason and any amount payable under this Exhibit A shall be subject to the provisions of Section 9 of the Agreement.

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